                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                              (Amendment No. ___)

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           NATIONAL ENERGY GROUP, INC.
                (Name of Registrant As Specified in its Charter)
.................................................................................
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)    Title of each class of securities to which transaction applies:

           .....................................................................

     2)    Aggregate number of securities to which transaction applies:

           .....................................................................

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
           $___________

     4)    Proposed maximum aggregate value of transaction: $___________

     5)    Total fee paid: $___________

[ ]  Fee paid previously with preliminary materials: $_____________

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)    Amount Previously Paid:

           .....................................................................

     2)    Form, Schedule or Registration Statement No.:

           .....................................................................

     3)    Filing Party:

           .....................................................................

     4)    Date Filed:

           .....................................................................

                           NATIONAL ENERGY GROUP, INC.
                       4925 GREENVILLE AVENUE, SUITE 1400
                               DALLAS, TEXAS 75206


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD __________, 2003


To Our Shareholders:


         The annual meeting of shareholders of National Energy Group, Inc., a Delaware corporation (the "Company" and sometimes referred to with the pronouns "we", "us" and "our" for convenience), will be held at the University Amphitheater, Holiday Inn Select-Dallas Central, 10650 North Central Expressway, Dallas, Texas 75231 at 9:00 a.m., Central Time, on _____________, 2003, to
consider and vote on the following matters as described in this notice and the accompanying Proxy Statement:


         1. To elect five members of the Board of Directors of our Company to hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified;


         2. To consider and vote upon a proposal to amend the Company's Restated Certificate of Incorporation to enable the Company's Board of Directors to approve the transfer of equity interests which would otherwise be restricted by the Certificate of Incorporation prior to the adoption of the amendment (the "Charter Amendment"). If such proposal is approved at the meeting, the Board of Directors of the Company has been asked to approve a request to transfer 49.9% of the outstanding common stock of the Company currently held by certain affiliates of Carl C. Ichan to American Real Estate Holdings L.P. ("AREH"), which is controlled by Mr. Ichan. The Company has been informed that if such a transfer is approved by the Board of Directors, AREH intends to purchase additional shares of the Company's common stock so as to increase its ownership to be greater than 50% of the outstanding shares of common stock of the Company following such transfer;


         3. To consider and vote upon a proposal to ratify the selection of KPMG LLP as our Company's independent auditors for the current fiscal year ending December 31, 2003; and

         4. To transact such other business as may properly come before the meeting or any adjournments.


         The Board of Directors has fixed the close of business on _____, 2003 as the record date for determination of those shareholders entitled to vote, and only shareholders of record at the close of business on that date will be entitled to notice of and to vote at the meeting. At July __, 2003, there were 11,190,650 shares of common stock issued and outstanding. A list of shareholders entitled to vote at the meeting will be available for inspection during normal business hours at our principal executive offices located at 4925 Greenville Avenue, Suite 1400, Dallas, Texas 75206. Our transfer agent, Wells Fargo Bank, Minnesota, N.A., has been designated as the Inspector of Elections for the meeting.



         The approximate date on which this Proxy Statement is being mailed to shareholders is on or about _____, 2003. Shareholders who execute proxies may revoke them at any time prior to their being exercised by providing written notice to us and by delivering another proxy card at any time prior to the meeting. Mere attendance at the meeting will not revoke a proxy, but any shareholder present at the meeting may revoke his or her proxy and vote in person. Any duly executed proxy card on which a vote is not indicated (except broker non-votes expressly indicating a lack of discretionary authority to vote) will be deemed a vote (i) FOR all the nominees for director, (ii) FOR approval of the Charter Amendment, and (iii) FOR the ratification of KPMG LLP as our auditors during 2003.


         To assure representation at the meeting, shareholders are urged to sign and return the enclosed proxy cards as promptly as possible in the postage prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if he or she previously returned a proxy.


                                   By Order of the Board of Directors
                                   Philip D. Devlin
                                   Vice President, General Counsel and Secretary


_________, 2003

                           NATIONAL ENERGY GROUP, INC.

               PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

                                   TO BE HELD


                                 ________, 2003



                       4925 Greenville Avenue, Suite 1400
                               Dallas, Texas 75206
                                 (214) 692-9211
                          (Principal Executive Offices)

SOLICITATION OF PROXIES


         This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of National Energy Group, Inc. (the "Company" and sometimes referred to with the pronouns "we", "us" and "our" for convenience) to be voted at the annual meeting of shareholders to be held at the University Amphitheater, Holiday Inn Select-Dallas Central, 10650 North Central Expressway, Dallas, Texas 75231 on ___________, 2003 at 9:00 a.m., Central Time and at any adjournments. This Proxy Statement and the enclosed form of proxy are being sent on or about ______, 2003 to our shareholders of record who held common stock as of _______, 2003.



         At the meeting, the shareholders will be asked to consider and vote upon (i) a proposal to elect five nominees as directors of our Company to serve until the next annual meeting of shareholders to be held in 2004; (ii) a proposal to amend the Company's Restated Certificate of Incorporation to enable the Company's Board of Directors to approve the transfer of equity interests which may be otherwise restricted prior to the adoption of the amendment (the "Charter Amendment"); (iii) a proposal to ratify the selection of KPMG LLP as our independent auditors for the current fiscal year ending December 31, 2003; and (iv) any other business as may properly come before the meeting. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE (i) FOR ALL NOMINEES FOR DIRECTOR, (II) FOR APPROVAL OF THE CHARTER AMENDMENT, AND (III) FOR THE RATIFICATION OF KPMG LLP AS OUR AUDITORS DURING 2003.


RECORD DATE AND OUTSTANDING SHARES


         Only shareholders of record at the close of business on _________, 2003, as shown in the Company's records, will be entitled to vote, or to grant proxies to vote, at the annual meeting. On July 10, 2003, there were outstanding 11,190,650 shares of common stock, $.01 par value held by shareholders entitled to vote at the meeting.



                 This Proxy Statement is dated _________, 2003.

BACKGROUND AND RECENT DEVELOPMENTS

         National Energy Group, Inc. (the "Company") was incorporated under the laws of the State of Delaware on November 20, 1990. Effective June 11, 1991, Big Piney Oil and Gas Company and VP Oil, Inc. merged with and into the Company. On August 29, 1996, Alexander Energy Corporation was merged with and into a wholly-owned subsidiary of the Company, which subsidiary was merged with and into the Company on December 31, 1996.

         On February 11, 1999, the United States Bankruptcy Court for the Northern District of Texas, Dallas Division ("Bankruptcy Court") entered an involuntary petition placing the Company under protection of the Bankruptcy Court pursuant to Title 11, Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Proceeding"). On July 24, 2000 the Bankruptcy Court entered a subsequent order confirming a Plan of Reorganization (the "Plan of Reorganization") jointly proposed by the Company and the official committee of unsecured creditors, which Plan of Reorganization became effective on August 4, 2000. The Bankruptcy Court issued a final decree closing the case effective December 13, 2001. Accordingly, the Company has effectively settled all matters relating to the Bankruptcy Proceeding.

NEG HOLDING LLC


         As mandated by the Plan of Reorganization and the Bankruptcy Court, NEG Holding LLC ("Holding LLC"), a Delaware limited liability company, was formed in August 2000. In exchange for an initial 50% membership interest in Holding LLC, on September 12, 2001, but effective as of May 1, 2001, the Company contributed to Holding LLC all of its operating assets and oil and natural gas properties excluding cash of $4.3 million. In exchange for its initial 50% membership interest in Holding LLC, Gascon Partners ("Gascon"), an entity owned or controlled by Carl C. Icahn, who, through Arnos and Greenville (as defined below), is the beneficial owner of 49.9% of Company's outstanding common stock, contributed (i) its sole membership interest in Shana National LLC, an oil and natural gas producing company, (ii) cash of $75.2 million, and (iii) a $10.9 million revolving note evidencing borrowings under the Company's revolving credit facility issued to Arnos Corp ("Arnos"), also an entity owned or controlled by Mr. Icahn. In connection with the foregoing, Holding LLC initially owns 100% of the membership interest in NEG Operating LLC ("Operating LLC"), a Delaware limited liability company. Holding LLC is governed by an operating agreement effective as of May 12, 2001, which provides for management of Holding LLC by Gascon (the "Holding LLC Operating Agreement"). All of the oil and natural gas assets contributed by the Company and all of the oil and natural gas assets associated with Gascon's contribution to Holding LLC were transferred from Holding LLC to Operating LLC on September 12, 2001, effective as of May 1, 2001.


         The assets contributed by the Company to Holding LLC were current assets of $11.5 million, net oil and natural gas assets of $85.0 million and other assets of $4.8 million. The liabilities assumed by Holding LLC were current liabilities of $4.2 million, an intercompany payable to Gascon of $4.8 million and long-term liabilities of $1.0 million.

THE NEG HOLDING LLC OPERATING AGREEMENT


         Pursuant to the Holding LLC Operating Agreement, distributions from Holding LLC to the Company and Gascon shall be made in the order set forth in the following table.

                             ORDER OF DISTRIBUTIONS



1. Guaranteed payments ("Guaranteed Payments") are to be paid to the Company, calculated on an annual interest rate of 10.75% on the outstanding priority amount (the "Priority Amount"). The Priority Amount includes all outstanding debt owed to entities owned or controlled by Mr. Carl C. Icahn, including the amount of the Company's 10.75% Senior Notes (the "Senior Notes"). As of July 10, 2003, the Priority Amount was $148.6 million. The Guaranteed Payments will be made on a semi-annual basis.



2. The Priority Amount is to be paid to the Company. Such payment is to occur by November 6, 2006.



3. An amount equal to the Priority Amount and all Guaranteed Payments paid to the Company, plus any additional capital contributions made by Gascon, less any distributions previously made by Holding LLC to Gascon, is to be paid to Gascon.



4. An amount equal to the aggregate annual interest (calculated at prime plus 1/2% on the sum of the Guaranteed Payments), plus any unpaid interest for prior years (calculated at prime plus 1/2% on the sum of the Guaranteed Payments), less any distributions previously made by Holding LLC to Gascon, is to be paid to Gascon.



5. After the above distributions have been made, any additional distributions will be made in accordance with the ratio of the Company's and Gascon's respective capital accounts.



         It is anticipated that the Priority Amount will be used by the Company to pay off the Company's indebtedness (currently held by entities owned or controlled by Carl C. Icahn). The Guaranteed Payments are expected to be sufficient to make the interest payments on the Company's Senior Notes. Because of the substantial uncertainty that the Company will receive any distributions in addition to the Priority Amount and the Guaranteed Payments, the Company accounts for its investment in Holding LLC as a preferred investment. Guaranteed Payments received and receipt of the Priority Amount are recorded as reductions in the investment and income is recognized from accretion of the investment (based on the interest method) up to the Priority Amount, including the Guaranteed Payments , and the Company's remaining investment in Holding LLC will be valued at zero. Cash receipts, if any, after the Priority Amount and the Guaranteed Payments will be reported in income as earned.



         The Holding LLC Operating Agreement further contains a provision that allows Gascon, or its successor, at any time, in its sole discretion, to redeem the Company's membership interest in Holding LLC at a price equal to the fair market value of such interest determined as if Holding LLC had sold all of its assets for fair market value and liquidated. A determination of the fair market value of such assets shall be made by an independent third party jointly engaged by Gascon and the Company. Since all of the Company's operating assets and oil and natural gas properties have been contributed to Holding LLC, following such a redemption, the Company's principal assets would consist solely of its cash balances. In the event that such redemption right is exercised by Gascon and there is a subsequent liquidation and distribution of the proceeds, the Company may be obligated to use the proceeds that it would receive for its redeemed membership interest to pay outstanding indebtedness and operating expenses before the distribution of any portion of such proceeds could be made to the Company's shareholders. Following the payment of the Company's indebtedness, including the outstanding balance of $148.6 million relating to the Company's Senior Notes and its operating expenses, there is a substantial risk that there will be no proceeds remaining for distribution to the Company's shareholders. It is the present intention of Holding LLC to continue to conduct oil and natural gas drilling and development activities in the ordinary course of business and to seek additional reserves.

THE NEG OPERATING LLC MANAGEMENT AGREEMENT

         The management and operation of Operating LLC is being undertaken by the Company pursuant to a Management Agreement (the "Management Agreement") which the Company has entered into with Operating LLC. However, neither the Company's officers nor directors will control the strategic direction of Operating LLC's oil and natural gas business, including oil and natural gas drilling and capital investments, which shall be controlled by the managing member of Holding LLC (currently Gascon). The Management Agreement provides that the Company will manage Operating LLC's oil and natural gas assets and business until the earlier of November 1, 2006, or such time as Operating LLC no longer owns any of the managed oil and natural gas properties. The Company's employees will conduct the day-to-day operations of Operating LLC's oil and natural gas properties, and all costs and expenses incurred in the operation of the oil and natural gas properties shall be borne by Operating LLC; although the Management Agreement provides that the salary of the Company's Chief Executive Officer shall be 70% attributable to the managed oil and natural gas properties, and the salaries of each of the General Counsel and Chief Financial Officer shall be 20% attributable to the managed oil and natural gas properties. In exchange for the Company's management services, Operating LLC shall pay the Company a management fee equal to 115% of the actual direct and indirect administrative and reasonable overhead costs incurred by the Company in operating the oil and natural gas properties which either the Company or Operating LLC may seek to change within the range of 110%-115% as such change is warranted; however, the parties have agreed to consult with each other to ensure that such administrative and reasonable overhead costs attributable to the managed properties are properly reflected in the management fee paid to the Company. In addition, Operating LLC has agreed to indemnify the Company to the extent it incurs any liabilities in connection with its operation of the assets and properties of Operating LLC, except to the extent of its gross negligence or misconduct. The Company recorded $7.6 million as a management fee for the year ended December 31, 2002.

THE REINSTATED INTEREST


         In connection with the confirmation of the Plan of Reorganization, the Company recorded an extraordinary gain on the discharge of indebtedness during the three months ended September 30, 2000 of approximately $11.3 million. This extraordinary gain was primarily composed of the reversal of interest accrued on the Senior Notes prior to the Bankruptcy Proceeding of approximately $10.5 million ("Prepetition Interest"). In accordance with Bankruptcy Court rules and regulations, the Company did not accrue interest on the Senior Notes during the Bankruptcy Proceeding ("Unaccrued Interest"). It was determined that reinstatement (recording in the financial statements) of the Prepetition Interest and the Unaccrued Interest is necessary and consistent with the Joint Plan. As a result, the Company has recognized Unaccrued Interest of $35.3 million and Prepetition Interest of $10.5 million as long-term interest payable on the Senior Notes ("Reinstated Interest"). The Reinstated Interest plus interest accrued thereon became due in April 2003. On March 27, 2003, the Company paid the entire balance of the Reinstated Interest and all interest outstanding thereon (see below). The Senior Note balance is $148.6 million as of December 31, 2002.

REDEMPTION OF SENIOR NOTES


         In August 2001, the Company redeemed both $16.4 million of principal outstanding under the Senior Note obligations and $4.8 million of Reinstated Interest for $10.5 million. The Company paid two Arnos affiliates approximately $.4 million in current interest on the redeemed Senior Note obligations at the date of redemption related to interest owed from the last semi-annual interest payment date of May 1, 2001 to the date of redemption. As this was a partial redemption of the Senior Notes, it has been accounted for as a modification of terms that changes the amounts of future cash payments. Accordingly, the excess of redeemed principal and interest over the redemption payment, totaling $10.7 million, will be amortized as a reduction to interest expense over the remaining life of the bonds. In connection with this transaction, the Company borrowed $10.9 million under its existing credit facility with Arnos.


THE REORGANIZED COMPANY

         As a result of the foregoing transactions and as mandated by the Plan of Reorganization effective May 12, 2001, the Company's principal assets were its remaining cash balances, accounts receivable from affiliates, deferred tax asset and its initial 50% membership interest in Holding LLC, and its principal liabilities are the $10.9 million outstanding under its existing $25 million revolving credit facility with Arnos and its Senior Notes and Reinstated Interest. None of the Company's employees have been transferred to Holding LLC or Operating LLC. The Company remains highly leveraged following confirmation of the Plan of Reorganization and entry of the final decree closing the Bankruptcy Proceeding. Further, as a result of the terms and conditions of the various agreements related to the repayment of the Company's indebtedness to Arnos and repayment of the priority distribution amounts and the guaranteed payments (plus accrued interest thereon) to Gascon, there is a substantial risk that there will be no proceeds remaining for distribution to the Company's shareholders.

ASSIGNMENT OF CREDIT FACILITY / PAYMENT OF REINSTATED INTEREST

         On March 26, 2003, Holding LLC distributed the $10.9 million note outstanding under the Company's revolving credit facility as a priority distribution to the Company, thereby canceling all outstanding balances due under the credit facility. Also, on March 26, 2003 the Company, Arnos and Operating LLC entered into an agreement to assign the existing credit facility to Operating LLC. Effective with this assignment, Arnos amended the credit facility to increase the revolving commitment to $150 million, increase the borrowing base to $75 million and extend the revolving due date until June 30, 2004. Concurrently, Arnos extended a $42.8 million loan to Operating LLC under the amended credit facility; Operating LLC then distributed $42.8 million to Holding LLC which, thereafter, made a $40.5 million priority distribution and a $2.3 million guaranteed payment to the Company. The Company utilized these funds to pay the entire amount of the Reinstated Interest and interest accrued thereon outstanding on March 27, 2003.

GREENVILLE HOLDING LLC ACQUISITION


         On April 14, 2003, Arnos and High River Limited Partnership ("High River") formed Greenville Holding LLC, a Delaware limited liability company ("Greenville"), to which they contributed an aggregate of 1,539,449 shares of the Company's common stock and $93,728,000 in principal of the Company's Senior Notes in consideration of all of the membership interests in Greenville. Greenville is indirectly, through the ownership of its members Arnos and High River, wholly owned by Mr. Carl C. Icahn and is currently engaged solely in the business of holding the securities acquired from Arnos and High River.

The preceding is merely a summary of the material terms and provisions of the transactions and activities related to the reorganization of the Company. The Board of Directors has approved, adopted and authorized these activities as being in compliance with the Plan of Reorganization as confirmed by the Bankruptcy Court. We encourage you to carefully read all of the public documents related to, and including, the Company's Annual Report on Form 10-K and the Plan of Reorganization to ascertain the operative terms and conditions of the reorganization and other information that may be important to you.

VOTING PROXIES

         A proxy card accompanies this Proxy Statement. All properly-executed proxies that are not revoked will be voted at the meeting and at any postponements or adjournments in accordance with the instructions contained on the proxy cards. PROXIES CONTAINING NO INSTRUCTIONS WILL BE VOTED (i) FOR ALL NOMINEES FOR DIRECTOR, (II) FOR APPROVAL OF THE CHARTER AMENDMENT, AND (III) FOR THE RATIFICATION OF KPMG LLP AS OUR AUDITORS DURING 2003. It is unlikely, but possible, that the meeting may be adjourned and additional proxies solicited, if the vote necessary to approve directors has not been obtained. Any adjournment of the meeting will require the affirmative vote of the holders of at least a majority of the shares represented at the meeting, whether in person or by proxy (regardless of whether those shares constitute a quorum).

         If any other matters are properly presented at the shareholders' meeting for consideration, the persons named in the proxy will have the discretion to vote on these matters in accordance with their best judgment. Proxies voted against any of our proposals will not be voted in favor of any adjournment of the shareholders' meeting for the purpose of soliciting additional proxies in favor of such proposals.

         A shareholder who has executed and returned a proxy may revoke such proxy at any time before it is voted at the meeting by (i) executing and returning a proxy bearing a later date, (ii) filing written notice of such revocation with the Secretary of our Company stating that the proxy is revoked, or (iii) attending the meeting and voting in person. Mere attendance at the meeting will not revoke a properly-executed proxy.

QUORUM AND REQUIRED VOTE


         Quorum. The presence, in person or by proxy, of holders of record of common stock representing in the aggregate not less than a majority of the total number of outstanding shares of common stock of the Company entitled to vote at the meeting will constitute a quorum for the meeting. Abstentions and "broker non-votes" will be counted as present for the purposes of determining whether there is a quorum at the shareholders' meeting.



         Required Vote. Holders of record of the Company's common stock on ________, 2003 will be entitled to one vote per share on each matter of business properly brought before the meeting, including one vote per share on each of the nominees for director, approval of the Charter Amendment, and ratification of KPMG LLP as our auditors during 2003.



         Holders of record of the Company's common stock have the right to elect five members of the Board of Directors, as proposed in the "Director Election Proposal." Every holder of record of common stock on __________, 2003 shall have the right to vote, in person or by proxy, the number of shares of common stock owned by such holder for each director to be elected. Cumulative voting in the election of directors is not permitted. Directors are elected by the plurality of the votes cast by the shares entitled to vote in the election.


         Brokers who hold shares in street name for customers have the authority to vote on many routine proposals when they have not received instructions from beneficial owners. Brokers are not permitted to exercise their voting discretion with respect to proposals for non-routine matters like the Charter Amendment. Thus, absent specific instructions from you, your broker is not empowered to vote your shares with respect to such matters (i.e. "broker non-votes"). Your broker is empowered to vote your shares with respect to the election of directors and the ratification of KPMG LLP as our auditors for 2003.


         With regard to the election of Directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect. Similarly, broker non-votes and other limited proxies will have no effect on the outcome.

         Since the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company is required for adoption of the proposed Charter Amendment, a broker non-vote or abstention will have the same effect as a vote against such proposal. The failure of a shareholder to submit a proxy or vote in person at the shareholders' meeting will also have the same effect as a vote against the proposal.

         Since the affirmative vote of the holders of a majority of the shares of common stock present in person, or by proxy, at the meeting is required to approve the ratification of KPMG LLP as the Company's auditors for 2003, abstentions will have no effect on the outcome of a vote on such proposal. Broker non-votes will have no effect on the outcome of the vote on such proposal. Similarly, the failure of a shareholder to submit a proxy or vote in person at the shareholders' meeting will have no effect.


         Vote by Directors and Officers. At July 10, 2003, directors and officers of the Company had the right to vote through proxy, beneficial ownership or otherwise an aggregate of 215,679 shares of common stock, or approximately 1.92% of the issued and outstanding common stock of the Company. We have been advised that the directors and officers of the Company intend to vote FOR all nominees for director, FOR approval of the Charter Amendment, and FOR the ratification of KPMG LLP as our auditors during 2003. All directors and officers of our Company will have an interest in the election of directors. See "Security Ownership of Certain Beneficial Owners and Management."


PROXY SOLICITATION; EXPENSES

         Proxies are being solicited on behalf of the Company's Board of Directors. Solicitation of proxies may be made by mail by directors, officers, employees and agents of our Company. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, facsimile and email by directors, officers and employees without special compensation; except that directors, officers and employees of our Company may be reimbursed for out-of-pocket expenses in connection with any solicitation of proxies. We have requested banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation material to the beneficial holders or owners of the Company's common stock held of record by such persons, and we will reimburse reasonable forwarding expenses upon the request of such recordholders.

         Although we do not anticipate retaining a proxy solicitation firm to aid in solicitation of proxies from our shareholders, if such a firm is retained, it would be paid customary fees and would be reimbursed by us for out-of-pocket expenses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following tables set forth, to the best of our knowledge, information as to the ownership of the Company's common stock held by (i) each person or entity who owns of record as of July 10, 2003 or who is known by us to own beneficially 5% or more of the outstanding shares of the Company's common stock; (ii) directors; and (iii) all directors and officers as a group, as of July 10, 2003. Except as otherwise indicated, ownership of shares by the persons named below includes sole voting and investment power held by such persons.



         Security Ownership of Certain Beneficial Owners. The following table sets forth as of July 10, 2003, the individuals or entities known to us to own more than 5% of our Company's outstanding shares of common stock.


   NAME AND ADDRESS                             NUMBER            PERCENT
  OF BENEFICIAL OWNER     TITLE OF CLASS       OF SHARES         OF CLASS(1)
---------------------     --------------      -----------        ----------
Carl C. Icahn.........    common stock        5,584,044(2)          49.9%
  767 Fifth Avenue
  47th Floor
  New York, NY 10153

-------------------------


(1) Based upon the 11,190,650 shares of common stock that were outstanding on July 10, 2003.


(2) Greenville Holding LLC directly owns 1,539,449 of these shares; Arnos Corp. directly owns 4,044,595 of these shares and may be deemed to be the beneficial owner of the entire amount of 5,584,033 of these shares. Mr. Icahn, by virtue of his relationships to Arnos Corp. and Greenville Holding LLC, may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) these shares. Mr. Icahn disclaims beneficial ownership of such shares for all other purposes. Mr. Robert J. Mitchell and Mr. Martin L. Hirsch, present directors of our Company and employees of affiliates of Arnos Corp. and Greenville Holding LLC, disclaim any beneficial ownership of these shares.


         Security Ownership of Directors and Management. The following table sets forth information concerning the beneficial ownership of the Company's capital stock as of July 10, 2003 by each of the Company's directors and executive officers, and our directors and executive officers as a group.


         NAME AND ADDRESS OF                                                                    NUMBER
          BENEFICIAL OWNER                                          TITLE OF CLASS             OF SHARES       % OF CLASS(1)
-----------------------------------                                 --------------            ----------      --------------
Bob G. Alexander..............................................      common stock                57,000(2)            (14)
  4925 Greenville Avenue
  Suite 1400
  Dallas, TX 75206
Robert H. Kite ...............................................      common stock                84,262(3)            (14)
  6910 East Fifth Street
  Scottsdale, AZ 85251
R. Kent Lueders...............................................      common stock                43,572(4)            (14)
  4925 Greenville Avenue
  Suite 1400
  Dallas, Texas 75206
Philip D. Devlin..............................................      common stock                15,209(5)            (14)
  4925 Greenville Avenue
  Suite 1400
  Dallas, TX 75206

         NAME AND ADDRESS OF                                                                    NUMBER
          BENEFICIAL OWNER                                          TITLE OF CLASS             OF SHARES       % OF CLASS(1)
-----------------------------------                                 --------------            ----------      --------------
Rick L. Kirby.................................................      common stock                14,864(6)            (14)
  4925 Greenville Avenue
  Suite 1400
  Dallas, TX 75206
F. Wayne Campbell............................................       common stock                   496(7)            (14)
  4925 Greenville Avenue
  Suite 1400
  Dallas, TX 75206
Lori K. Mauk..................................................      common stock                   276(8)            (14)
  4925 Greenville Avenue
  Suite 1400
  Dallas, TX 75206
Robert J. Mitchell............................................      common stock                   -- (9)            (14)
  767 Fifth Avenue
  New York, NY 10153
Jack G. Wasserman.............................................      common stock                  -- (10)            (14)
  111 Broadway
  New York, NY 10006
Martin L. Hirsch..............................................      common stock                  -- (11)            (14)
  767 Fifth Avenue
  New York, NY 10153
David V. Rigsby...............................................      common stock                  -- (12)            (14)
  4925 Greenville Avenue
  Suite 1400
  Dallas, TX 75206
Randall D. Cooley.............................................      common stock                  -- (13)
  4925 Greenville Avenue                                                                                             (14)
  Suite 1400
  Dallas, TX 75206
All officers and directors as a group (12 people).............      common stock              215,679               1.92%

----------


     (1) As of July 10, 2003 there were 11,190,650 shares of the Company's common stock outstanding. All stock options and warrants were cancelled pursuant to the Joint Plan, and no new options or warrants have been authorized or issued.


     (2) Shares held directly by Mr. Alexander.

     (3) Robert H. Kite is Chief Operating Officer and a 33.0% beneficial owner of KFT, Ltd. and may be deemed to be the beneficial owner of shares held by KFT, Ltd. KFT, Ltd. holds 59,285 shares and Mr. Kite holds 24,977 shares directly.

     (4) Shares held directly by Mr. Lueders.

     (5) Shares held directly by Mr. Devlin.

     (6) Shares held directly by Mr. Kirby.

     (7) Shares held directly by Mr. Campbell.

     (8) Shares held directly by Ms. Mauk.

     (9) Mr. Mitchell holds no shares of common stock of the Company and disclaims beneficial ownership of any shares attributable to Arnos or Greenville Holding LLC.

    (10) Mr. Wasserman holds no shares of common stock of the Company.

    (11) Mr. Hirsch holds no shares of common stock of the Company and disclaims beneficial ownership of any shares attributable to Arnos or Greenville Holding LLC.

    (12) Mr. Rigsby holds no shares of common stock of the Company.

    (13) Mr. Cooley holds no shares of common stock of the Company.

    (14) Less than one percent.

DIRECTORS AND EXECUTIVE OFFICERS


         The following table lists the name, age as of July 10, 2003 and present position for each of our Company's directors and executive officers:


                 NAME                      AGE          PRESENT POSITION WITH THE COMPANY
         -------------------              ----        -----------------------------------
         Bob G. Alexander *               69          Chairman of the Board of Directors,
                                                           President and Chief Executive Officer
         Martin L. Hirsch  *              48          Director
         Robert H. Kite *                 49          Director
         Robert J. Mitchell *             56          Director
         Jack G. Wasserman *              66          Director
         F. Wayne Campbell                51          Vice President, Exploration
         Randall D. Cooley                49          Vice President and Chief Financial Officer
         Philip D. Devlin..               59          Vice President, General Counsel and Secretary
         Rick L. Kirby                    49          Vice President, Drilling and Production
         R. Kent Lueders...               46          Vice President, Corporate Development
         Lori K. Mauk                     42          Vice President, Product Marketing
         David V. Rigsby                  51          Vice President, Land

*    Current Director.

         Bob G. Alexander. Mr. Alexander, a founder of Alexander Energy Corporation, was appointed to the Board of Directors of the Company when Alexander Energy Corporation merged into National Energy Group on August 29, 1996. He was appointed President and Chief Executive Officer of the Company on November 23, 1998. From 1980 until the merger, he served as Chairman of the Board, President and Chief Executive Officer of Alexander Energy Corporation. From 1976 to 1980, he served as Vice President and General Manager of the Northern Division of Reserve Oil, Inc. and President of Basin Drilling Corp., subsidiaries of Reserve Oil and Gas Company. Mr. Alexander attended the University of Oklahoma and graduated with a Bachelor of Science degree in Geological Engineering.

         Martin L. Hirsch. Mr. Hirsch was appointed to the Board of Directors of the Company on December 1, 1998 and served until the Corporation's Annual Meeting on October 5, 2001, at which time he did not stand for re-election. Mr. Hirsch is currently Executive Vice President of American Property Investors, Inc., which is owned by Carl C. Icahn, and has been employed there since March 18, 1991 where he is involved in investing, managing and disposing of real estate properties and securities. From January 1986 to January 1991, he was at Integrated Resources, Inc. as a Vice President and where he was involved in the acquisition of commercial real estate properties and asset management. From 1985 to 1986, he was a Vice President of Hall Financial Group where he was involved in acquiring and financing commercial and residential properties. Mr. Hirsch received his Master of Business Administration from The Emory University Graduate School of Business.

         Robert H. Kite. Mr. Kite was appointed to the Board of Directors of the Company on December 17, 1991. Previously, he served on the Board of Directors of VP Oil, Inc. from November 1987 until June 1991, at which time it was merged with Big Piney Oil and Gas Company to form National Energy Group. Since 1980, he has served as President and Chief Operating Officer of KFC, Inc., managing general partner KFT LLP, a family-owned company with operations that include real estate development, investments and medical MRI clinics. Since 1982, he has also served as Chief Executive Officer of Roamin' Korp, Inc., a company engaged in construction, recording, mining and equity investments. Mr. Kite graduated from Southern Methodist University with a Bachelor of Science degree in Psychology and Political Science.

         Robert J. Mitchell. Mr. Mitchell was appointed to the Board of Directors of the Company on August 29, 1996. He has been the Senior Vice President - Finance of ACF Industries, Incorporated, a privately-held railcar leasing and manufacturing company, since March 1995, and was Treasurer of ACF from December 1984 to March 1995. He has also served as President and Treasurer of ACF Industries Holding Corp., a privately-held holding company for ACF, since August 1993. Mr. Mitchell also served as Treasurer of Trans World Airlines, Inc. from 1989 to 1992. Mr. Mitchell also serves as a Director of Stratosphere Corporation, which operates the Stratosphere Hotel and Casino, since October 14, 1998, and Philip Services Corp. since 2001. Prior to joining Icahn Associates Corp. in 1984, Mr. Mitchell served for 10 years as Regional Vice President of Nat West USA. Mr. Mitchell received his Bachelor of Science Degree in Business Administration from St. Francis College.

         Jack G. Wasserman. Mr. Wasserman was appointed to the Board of Directors of the Company on December 1, 1998. He is an attorney, and from 1966 to September 2001 was a senior partner of Wasserman, Schneider, Babb and Reed, a New York-based law firm and its predecessors. Mr. Wasserman is admitted to practice before the Supreme Court of the United States and in the states of New York, Florida and in the District of Columbia. He serves as a Director of American Property Investors, Inc., the general partner of American Real Estate Partners, L.P. which is an affiliate of Carl C. Icahn and whose units are traded on the New York Stock Exchange, and Cadus Pharmaceutical Corporation of which Carl C. Icahn is the largest single shareholder and whose shares are traded on the NASDAQ National Market. Mr. Wasserman earned a Bachelor of Arts degree from Adelphi University, a Juris Doctorate degree from Georgetown University, and a Graduate Diploma from the Johns Hopkins University School of Advanced International Studies in Bologna, Italy.

         F. Wayne Campbell. Mr. Campbell was appointed Vice President, Exploration for the Company in October 2001. Effective with the August 1996 merger with Alexander Energy Corporation, he was Chief Geologist. Previously, from 1980 until the merger he was Chief Geologist for Alexander Energy Corporation. From 1976 until 1980 he served as Senior Geologist for the Northern Division of Reserve Oil, Inc. Mr. Campbell received his Bachelor of Science degree in Geology from Oklahoma State University. He is certified by both the American Association of Petroleum Geologists and the State of Arkansas.

         Randall D. Cooley. Mr. Cooley joined the Company in April 2001 as Vice President and Chief Accounting Officer. In March 2003, he was appointed Vice President and Chief Financial Officer of the Company. From 1989 until 2001, Mr. Cooley was Vice President, Controller and Chief Financial Officer for Shana Petroleum Company. He began his career in 1978 with Pennzoil Oil Company in Houston. From 1980 until 1984 he worked in public accounting and from 1984 until 1989 he was controller for Rebel Drilling Company and Wildcat Well Service. Mr. Cooley earned a Bachelor of Science in Business Administration, with a Major in Accounting from the University of Southern Mississippi and is a licensed Certified Public Accountant in the State of Mississippi.

         Philip D. Devlin. Mr. Devlin has served as Vice President, General Counsel and Secretary of the Company since March 1997. From October 1994 through February 1997, he served as President and Chief Executive Officer of Sunrise Energy Services, Inc., a publicly-held natural gas marketing company. From September 1984 through October 1994, he served as Executive Vice President, General Counsel and Secretary of Sunrise Energy Services, Inc. In July 1995, Sunrise Energy Services, Inc. filed to reorganize under Chapter 11 of the United States Bankruptcy Code, and in February 1997 a Plan of Reorganization was confirmed by the Bankruptcy Court. He is licensed by the State Bar of Texas, admitted to practice before the Supreme Court of the United States and is a past President and Director of the Natural Gas and Electric Power Association of North Texas. Mr. Devlin earned a Bachelors of Arts degree and a Master of Arts degree from the University of California, and a Juris Doctor degree with honors from California Western School of Law, San Diego, California.

         Rick L. Kirby. Mr. Kirby was appointed Vice President, Drilling and Production in September 2000. Previously, since May 1998, he served as Director of Operations for the Company. He joined the Company in November 1996 as Group Manager of Offshore Operations. From 1991 to 1996, he served as a Senior Offshore Engineer for Enserch Exploration, Inc. and PG&E Resources. From 1977 to 1991, he held various engineering and management positions with Louisiana Land and Exploration, C&K Petroleum and Amoco Production Company. Mr. Kirby earned a Bachelor of Science degree in Petroleum Engineering from the University of Oklahoma in 1977.

         R. Kent Lueders. Mr. Lueders joined the Company as Director of Corporate Development in April 1998 and was appointed to Vice President of the Company in September 1998. Previously, he was Manager of Acquisitions for Merit Energy from 1996 until he joined the Company in April 1998. He also worked as a consulting evaluation engineer for RK Engineering from 1994 through 1996. Prior to this he was the Product Line Manager with Munro Garrett International from 1993 to 1994. From 1982 to 1993, he was Manager of Engineering Services for Pacific Enterprises Oil Company (USA) where he managed the reserves, budget and engineering systems. He began his career with Amoco Production Company in 1979 as an engineer working East and West Texas. Mr. Lueders earned a Bachelor of Science degree in Petroleum Engineering from the University of Missouri at Rolla in 1979.

         Lori K. Mauk. Ms. Mauk was appointed Vice President, Marketing for the Company in September 2000. From 1997 until her appointment to Vice President, she served as Marketing Manager for the Company. Effective with the August 1996 merger of Alexander Energy Corporation into the Company, she became Coordinator of Marketing. From 1992 to August 1996, she was Marketing Manager for Alexander Energy Corporation. From 1980 to 1996, she served as Marketing Manager and Assistant Supervisor of Revenue for Petroleum Investments, Ltd. and the parent company Bradmar Petroleum Corporation. Ms. Mauk studied Mathematics and Engineering at Rose State College.

         David V. Rigsby. Mr. Rigsby joined the Company in June 1998 as District Landman and in September 2000 was appointed Vice President, Land. Mr. Rigsby has 26 years of experience working in the energy industry including the areas of exploration, production, acquisitions and divestitures. From 1996 until he joined the Company in 1998, he served as Senior Staff Landman for Lyco Energy Corporation. Previously, he worked as an independent land consultant for Hunt Oil Corporation from 1993 to 1996. He also held various landman and land manager positions for Pacific Enterprises Oil Company (USA) from 1977 through 1993. He began his career with Texaco, Inc. in 1974 as an associate landman. He earned a Bachelor of Science degree in Business Administration from the University of Tulsa in 1974.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2002, the Company's directors, officers and beneficial owners of more than 10% of the Company's common stock complied with all applicable Section 16(a) filing requirements and no former officers who resigned during the year ended December 31, 2002 were required to file a Form 5 for that period.

AUDIT COMMITTEE, COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Our Company's Board of Directors acted en banc on all matters during the duration of the Bankruptcy Proceeding. However, with the Company's emergence from bankruptcy, a Compensation Committee was formed in August 2000, which during 2002 consisted of Messrs. Robert J. Mitchell and Bob G. Alexander. In addition, an Audit Committee was formed and an Audit Committee Charter was ratified and adopted in November 2000. During 2002, the Audit Committee consisted of Messrs. Robert H. Kite and Jack G. Wasserman.

         The Board of Directors held a total of four meetings during the year ended December 31, 2002. The Audit Committee also held a total of four regularly-scheduled and at least eight telephonic meetings during 2002. The Compensation Committee held two meetings during 2002. Each of the meetings of the Board of Directors was attended by all Directors. Except for the absence of Mr. Wasserman at one meeting of the Audit Committee, each member of the Audit Committee and Compensation Committee was in attendance at all meetings of their respective committees.


         Mr. Wasserman is a member of the Board of Directors and audit committee of both (i) American Property Investors, Inc., the General Partner of American Real Estate Partners, LLP ("AREP"), and (ii) Cadus Pharmaceutical Corporation ("Cadus"). Mr. Carl C. Icahn controls AREP and is the largest single shareholder of Cadus. Mr. Wasserman has informed the Company that he is serving both as a member of the audit committee and as chairman of the special committee of AREP which considered the acquisition of the Company's securities from Arnos, Greenville, High Coast Limited Partnership ("High Coast") and High River. (See "American Real Estate Holdings Transaction" below.) Cadus has not conducted any business with the Company. Messrs. Hirsch and Mitchell each served as members of one or more boards of directors of publicly traded companies affiliated with Mr. Icahn, none of which have done any business with our Company. Both Mr. Hirsch and Mr. Mitchell are employed by an entity owned by Mr. Icahn.

REPORT OF THE AUDIT COMMITTEE

To the Shareholders of National Energy Group, Inc.:

         The Audit Committee of the Board is responsible for, among other things, the appointment, compensation, retention and oversight of the Company's auditors (including resolution of disagreements between management and the auditors regarding financial reporting), reviewing with the auditors the plan and scope of the audit and audit fees, monitoring the adequacy of reporting and internal controls, and meeting periodically with internal and independent auditors. The Company's Audit Committee also has the authority to engage outside advisors, including legal counsel. The Company provides appropriate funding for ordinary administrative expenses of the Audit Committee which are necessary to perform its duties on behalf of the Company. Further, the Audit Committee has established procedures for the receipt, retention and treatment of employee complaints regarding accounting, internal accounting controls or auditing matters. The Board of Directors and the Audit Committee believe that all Audit Committee members are "independent" as that term is defined in Section 303.01(B)(2)(a) and (3) of the New York Stock Exchange's listing standards.

         In connection with the December 31, 2002 financial statements, the Audit Committee (i) reviewed and discussed the audited financial statements with management; (ii) discussed with the auditors the matters required by Statement on Auditing Standards No. 61; and (iii) received and discussed with the auditors the matters required by Independence Standards Board Statement No. 1 and considered the compatibility of non-audit services with the auditor's independence. Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the Company's audited financial statements be included in the Securities and Exchange Commission Annual Report on Form 10-K for the fiscal year ended December 31, 2002.


         Fees approved by the Audit Committee for services rendered by KPMG LLP for the last fiscal year ended December 31, 2002 were as follows:



         (i)  Audit Fees -- $164,000;



         (ii) Financial Information Systems Design and Implementation Fees -- KPMG LLP did not render any professional services described in Paragraph
(e)(4)(ii) of Rule 2-01 of Regulation S-X (17 CFR 210.2-01); and



         (iii) All Other Fees - $68,000 which includes tax preparation and/or tax audit fees.



         The Audit Committee has considered whether the provisions of the services covered in (i) and (iii) is compatible with maintaining KPMG LLP's independence.


                             Submitted by The Audit Committee of
                             the Board of Directors
                                        Jack G. Wasserman, Chairman
                                        Robert H. Kite

EXECUTIVE OFFICERS

         The executive officers are elected annually at the first meeting of our Company's Board of Directors held after each annual meeting of shareholders. Each executive officer holds office until the first meeting of the Board of Directors after the next annual meeting of shareholders succeeding his or her election and until his or her successor is duly elected and qualified, or until his or her death or resignation, or until he or she shall have been removed in the manner provided in the Company's bylaws.


         The following report of the Compensation Committee of our Board of Directors on executive compensation and the information contained herein under the heading "Corporate Performance" shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to the SEC's proxy rules, except for the required disclosure herein, or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and such information shall not be deemed to be incorporated by reference into any filing made by us under such Act or the Securities Act of 1933.


REPORT OF THE COMPENSATION COMMITTEE; REPORT ON EXECUTIVE COMPENSATION

To the Shareholders of National Energy Group, Inc.:

         The Compensation Committee advises the Board of Directors and management concerning compensation for its executive officers. The Compensation Committee assumes responsibility for all matters relating to compensation of the Company's executive officers; provided that directors who are executive officers or employees of the Company are required to abstain from all matters in which they have a vested interest. Compensation for executive officers is based on the principle that compensation must be competitive to enable our Company to motivate, attract and retain highly qualified and talented employees to lead and grow our business and, at the same time, provide rewards which are closely linked to our Company's and the individual's performance.

         The Compensation Committee considers management skills, long-term performance, operating results, unusual accomplishments as well as economic conditions and other external events that affect our Company's operations.

         Salaries, bonuses, stock options or other incentives are considered annually based on performance, length of service or other noted contribution in increasing the value, reserves and/or cash flows of our Company. Options were previously granted under the National Energy Group, Inc. 1996 Incentive Compensation Plan, which has been terminated as a result of the Plan of Reorganization. Presently, there are no stock options authorized or issued, nor any stock option plan in effect.

         With respect to Mr. Alexander's base compensation, the Board of Directors recognized that the growth and performance of our Company is dependent on the efforts and results of its executive officers and in particular its Chief Executive Officer. Mr. Alexander's current base salary of $300,000 per year was determined to reflect his increased responsibilities to the Company during both the period of financial instability which eventually culminated in the bankruptcy proceeding and the successful reorganization of our Company once it emerged from the bankruptcy proceeding.

         Base Salary. The base salary for each officer is determined in consideration of the following factors: experience, personal performance, the median salary levels in effect for comparable positions within and outside the industry, geographical location and internal comparability considerations. The weight given to each of these factors may differ from individual to individual as the Compensation Committee deems appropriate. In selecting comparable companies for the purposes of maintaining competitive compensation, the Compensation Committee considers many factors, including geographic location, growth rate, annual revenue, profitability and market capitalization. The Compensation Committee also considers companies outside the industry which may compete with us in recruiting executive talent.

         Executive Compensation. The following tables set forth the cash compensation received by the Company's Chief Executive Officer and each of the next five most highly compensated executive officers of the Company whose cash compensation exceeded $100,000 for the fiscal year ended December 31, 2002, and whose base salary plus bonus equaled or exceeded $100,000. Pursuant to the Joint Plan of Reorganization, all stock options and warrants of the Company were cancelled, and no new such options or warrants have been authorized or issued. No SAR's have ever been authorized or issued by the Company.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG TERM
                                                                                COMPENSATION AWARDS
                                                                          ---------------------------
                                                        ANNUAL              RESTRICTED
                                                    COMPENSATION(1)            STOCK      SECURITIES          ALL
                                              ------------------------        AWARDS      UNDERLYING         OTHER
 NAME AND PRINCIPAL POSITION           YEAR     SALARY($)  BONUS($)(2)          ($)       OPTIONS(#)    COMPENSATION($)
----------------------------          -----   ------------ -----------    ------------- -------------  ----------------
Bob G. Alexander...............       2002    $  300,000   $      --            --              --         $  6,000(3)
  President and Chief                 2001       262,500     150,000            --              --            3,646(3)
  Executive Officer                   2000       250,000          --            --              --          128,125(4)
Randall D. Cooley(5)                  2002       120,000      10,000            --              --            5,500(6)
  Vice President, Chief               2001        85,657          --            --              --            3,896(6)
   Financial Officer                  2000            --          --            --              --               --
Philip D. Devlin...............       2002       184,000      15,000            --              --            6,000(7)
  Vice President, General             2001       181,000     100,000            --              --            5,250(7)
  Counsel and Secretary               2000       180,000          --                            --           90,000(8)
Rick L. Kirby..................       2002       123,000       8,000            --              --            5,500(9)
  Vice President, Drilling            2001       117,000          --            --              --            5,250(9)
  and Production                      2000       105,133          --            --              --           51,537(10)
R. Kent Lueders................       2002       134,000       8,000            --              --            5,500(11)
  Vice President, Corporate           2001       128,000          --            --              --            5,120(12)
  Development                         2000       122,000          --            --              --           60,000(13)
David V. Rigsby ...............       2002       110,500      10,000            --              --            5,525(13)
  Vice President, Corporate           2001       107,500          --            --              --            5,250(13)
  Development                         2000        93,167          --            --              --           43,250(14)

----------

(1) Excludes the aggregate, incremental cost to the Company of perquisites and other personal benefits, securities or property, the aggregate amount of which, with respect to the named individual, does not equal or exceed the lesser of $50,000 or 10% of reported annual salary and bonus for such person.

(2)    Authorized by the Company's Board of Directors.

(3) Mr. Alexander received $3,646 and $6,000 in matching funds contributed by the Company to the 401(k) plan during 2001 and 2002, respectively.

(4) Mr. Alexander received $125,000 pursuant to the Bankruptcy Court ordered Severance Program which provided certain benefits to all employees who remained with the Company during the course of the Bankruptcy Proceeding. In addition, Mr. Alexander received $3,125 in matching funds contributed by the Company to the 401(k) Plan during 2000.

(5)    Mr. Cooley joined the Company in April 2001.

(6) Mr. Cooley received $3,896 and $5,500 in matching funds contributed by the Company to the 401(k) Plan during 2001 and 20092, respectively.

(7) Mr. Devlin received $5,250 and $6,000 in matching funds contributed by the Company to the 401(k) Plan during 2001 and 2002, respectively.

(8) Mr. Devlin received $90,000 pursuant to the Bankruptcy Court ordered Severance Program which provided certain benefits to all employees who remained with the Company during the course of the Bankruptcy Proceeding.

(9) Mr. Kirby received $5,250 and $5,500 in matching funds contributed by the Company to the 401(k) Plan during 2001 and 2002, respectively.

(10) Mr. Kirby received $50,100 pursuant to the Bankruptcy Court ordered Severance Program which provided certain benefits to all employees who remained with the Company during the course of the Bankruptcy Proceeding. In addition, Mr. Kirby received $1,437 in matching funds contributed by the Company to the 401(k) Plan.

(11) Mr. Lueders received $5,120 and $5,500 in matching funds contributed by the Company to the 401(k) Plan during 2001 and 2002, respectively.

(12) Mr. Lueders received $60,000 pursuant to the Bankruptcy Court ordered Severance Program which provided certain benefits to all employees who remained with the Company during the course of the Bankruptcy Proceeding.

(13) Mr. Rigsby received $5,250 and $5,500 in matching funds contributed by the Company to the 401(k) Plan during 200l and 2002, respectively.

(14) Mr. Rigsby received $43,250 pursuant to the Bankruptcy Court ordered Severance Program which provided certain benefits to all employees who remained with the Company during the course of the Bankruptcy Proceeding. In addition, Mr. Rigsby received $1,331 in matching funds contributed by the Company to the 401(k) Plan.

         LONG-TERM INCENTIVE PLAN AWARDS TABLE. THE COMPANY DOES NOT HAVE ANY LONG-TERM INCENTIVE PLANS OR DEFINED BENEFIT OR ACTUARIAL PLANS, NOR HAS THE COMPANY AUTHORIZED OR ISSUED ANY SAR'S. THEREFORE, THE TABLES ON LONG-TERM INCENTIVE PLAN AWARDS AND PENSION PLANS ARE OMITTED. SIMILARLY, THE EQUITY COMPENSATION PLAN INFORMATION TABLE HAS BEEN OMITTED.

         401(k) Savings Plan. We have an employee savings plan qualified under
Section 401 of the United States Internal Revenue Code of 1986, as amended (the "401(k) Plan"). In October 2000, our 401(k) Plan was amended to provide for our Company to make annual matching contributions equal to a maximum of 50% of the first 10% of each eligible employee's contribution, not to exceed the legal maximum permitted under the rules and regulations promulgated by the Internal Revenue Service of the United States.

         Employee Stock Purchase Plan. Contributions to our Employee Stock Purchase Plan implemented pursuant to Section 423(b) of the United States Internal Revenue Code of 1986, as amended, were suspended during the pendancy of the Bankruptcy Proceeding. Additionally, there was no employee participation through April 2001 when the plan was dissolved and distributions made to the employees in accordance with the plan's provisions.

         Compensation of Directors. Non-employee Board of Directors members are compensated in the amount of $1,000 for each official Board of Directors' meeting and $500 for each Board of

Directors' committee meeting, unless such committee meeting is held at the time of, or in conjunction with, an official Board of Directors' meeting. Members of the Audit Committee receive $15,000 annually for serving on this committee. In addition, members of the Board of Directors have been granted stock options in past years. However, no stock options were granted to directors during the pendancy of the Bankruptcy Proceeding; and with confirmation of the Plan of Reorganization, all such stock options, warrants and other equity interests were cancelled, and no new such options or warrants have been authorized or issued.

         In addition, other incidental compensation to executive officers and directors is paid from time to time, consisting primarily of health insurance to executive officers and reimbursement for travel and necessary entertainment expenses incurred on behalf of our Company.

         Employment Agreements. All employment and/or change of control agreements were cancelled pursuant to confirmation of the Plan of Reorganization. Currently, no employees have employment or change of control agreements.

         Severance Program. Pursuant to an order of the Bankruptcy Court dated September 7, 1999, a Severance Program was put into effect for all employees of our Company. The Severance Program provided for contingent payments as follows:
(a) a "stay-pay" component payable on the earlier of an employee's termination without cause, the closing of a sale of substantially all our Company's assets, or the confirmation of a plan of reorganization; and (b) a "severance" component, whereby upon termination of any employee who did not obtain new employment, or was not offered a permanent job in Dallas, Texas for a period of at least one year at the same pay and benefits, such employee would be entitled to certain severance benefits. No severance payments were made or were required to be made under the Severance Program pursuant to confirmation of the Plan of Reorganization. The order also provided that any employee who participated in the Severance Program waived and released any and all claims arising from any pre-bankruptcy employment agreement with the Company. There are no remaining obligations under the pre-bankruptcy employment agreements or Severance Program, and no new employment agreements have been authorized or are in effect.

                                      Submitted by the Compensation Committee of the Board of Directors
                                         Robert J. Mitchell, Chairman
                                         Bob G. Alexander


CORPORATE PERFORMANCE

         Although the Company no longer directly owns any oil and gas properties, its major asset is a 50% membership interest in Holding LLC. Holding LLC's primary business is the ownership, development and production of oil and gas properties which are operated and managed by the Company. Accordingly, the following graph shows a five year comparison of cumulative total shareholder returns for our Company, the NASDAQ Market Index (the "Broad Market") and an index of peer companies in the oil and gas industry selected by us (the "Peer Group").

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
                       AMONG NATIONAL ENERGY GROUP, INC.,
              NASDAQ MARKET INDEX AND FIVE-MEMBER PEER GROUP INDEX
                                 DECEMBER 2002


                                     [CHART]

                    Assumes $100 Invested On January 1, 1997
                           Assumes Dividend Reinvested
                      Fiscal Year Ending December 31, 2002

         The total cumulative return in investment (change in the year end stock price plus reinvested dividends) for each of the years for our Company, the NASDAQ Market Index and the Peer Group is based on the stock price or composite index beginning at the end of the calendar year 1997. Our Company has never paid dividends on its common stock.

         The Peer Group Index is a diversified group of independent oil and gas companies comprised of the following companies: Abraxas Petroleum Corporation
(ABP); Clayton Williams Energy Inc (CWEI); Comstock Resources Inc. (CRK); Edge Petroleum Corporation (EPEX); and Petrocorp Inc. (PEX).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Effective December 22, 1998, our Company's credit facility and related $25 million outstanding balance was assigned jointly by Bank One Texas, N.A. and Credit Lyonnais New York Branch Bank to Arnos. In January 2001, we paid the $25 million outstanding balance owing under the credit facility, but in August 2001 borrowed $10.9 million which was used to redeem certain of the Company's Senior Notes and related interest in the amount of $21.2 million. On March 26, 2003, Holding LLC distributed the $10.9 million note outstanding under the existing credit facility to the Company as a priority distribution. Also, on March 26, 2003 the Company, Arnos and Operating LLC entered into an agreement to assign the existing credit facility to Operating LLC, thereby canceling all outstanding balances due under the credit facility. Effective with this assignment, Arnos amended the credit facility to increase the revolving commitment to $150 million, increase the borrowing base to $75 million and extend the revolving due date until June 30, 2004. Concurrently, Arnos extended a $42.8 million loan to Operating LLC under the amended credit facility; Operating LLC then distributed $42.8 million to Holding LLC who, thereafter, made a $40.5 million priority distribution and a $2.3 million guaranteed payment to the Company. The Company utilized these funds to pay the entire amount of the Reinstated Interest and interest accrued thereon outstanding on March 27, 2003.

         The management and operation of Operating LLC is being undertaken by the Company pursuant to the Management Agreement described above which the Company has entered into with Operating LLC. During the year ended December 31, 2002, the Company received $7.6 million in management fees attributable to the Management Agreement.

         High Coast and Greenville are currently the only holders of our Senior Notes. The outstanding debt under the Company's revolving credit facility has been cancelled, and the credit facility has been subsequently assigned to Operating LLC as described above. The Senior Notes shall remain outstanding and be paid either under the existing terms or under terms agreed upon between us and High Coast and Greenville.

         By virtue of Gascon Partners' interest in Holding LLC, Operating LLC and the entities controlled by such LLCs, Gascon Partners and its affiliates (including Astral Gas Corp., Shana Petroleum Company and Mr. Carl C. Icahn) may be deemed affiliated parties of such LLCs and such controlled entities.

                       -----------------------------------

                     PROPOSAL 1 - DIRECTOR ELECTION PROPOSAL

         Our bylaws provide that the Board of Directors of the Company will consist of one or more members, the number of which is to be determined from time to time by the Board of Directors and that Directors need not be shareholders. Directors generally serve for a term of one year (until the next annual meeting of shareholders) and until their successors are duly elected or appointed and qualified, or until their death, resignation or removal. Each of the persons nominated is currently a member of the Board of Directors. Unless authority to vote in the election of directors is withheld, it is the intention of the persons named in the proxy to nominate and vote for the five persons named in the table below, each of whom has consented to serve if elected. In the event that, by reason of contingencies not presently known to the Board of Directors, one or all of the nominees should become unavailable for election, the proxies will be voted for such substitute as shall be designated by our Company's Board of Directors. In completing the enclosed proxy card, if a shareholder decides to withhold authority to vote for any of the director nominees, such shareholder should mark the WITHHOLD AUTHORITY box and line through such nominee(s) name in Proposal 1 of the proxy card.

         Directors are elected by plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

NOMINEES FOR ELECTION AT THE MEETING

NAME                       AGE            PRESENT POSITION WITH COMPANY(1)
----                       ---            --------------------------------
Bob G. Alexander           69             Director, Chairman of the Board of Directors
Martin L. Hirsch           48             Director
Robert H. Kite             49             Director
Robert J. Mitchell         56             Director
Jack G. Wasserman          66             Director

----------

(1) Mr. Kite has been a Director since December 1990. Messrs. Alexander and Mitchell were appointed to the Board in August 1996. Mr. Wasserman became a director in December 1998. Mr. Hirsch served as a Director from December 1998 until the Annual Meeting held in October 2001, at which time he did not stand for re-election. He was re-elected as a Director in June 2002.

     Messrs. Hirsch, Kite, Mitchell and Wasserman qualify as "non-executive" directors, denoting that they are neither officers nor employees of the Company. There are no family relationships between or among any of the directors of the Company.


VOTE REQUIRED

         Directors are elected by plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR ALL NOMINEES AS DIRECTORS.

                       -----------------------------------

               PROPOSAL 2 - AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF
                            INCORPORATION TO ENABLE THE COMPANY'S BOARD OF DIRECTORS TO APPROVE THE TRANSFER OF CERTAIN EQUITY INTERESTS WHICH MAY BE OTHERWISE RESTRICTED
GENERAL


         The Company has received a request from Arnos, Greenville, High Coast and High River, beneficial owners of 49.9% of the Company's common stock and $54,909,000 of the Company's Senior Notes, collectively, to effectuate the Charter Amendment whereby the Company's Restated Certificate of Incorporation would be amended to enable the Company's Board of Directors to approve the transfer of "Equity Interests" which may be otherwise restricted. As defined in the Company's Restated Certificate and in the Charter Amendment, "Equity Interests" include any share of common stock or other instruments evidencing an ownership interest in the Company, including any option, warrants or right, contractual or otherwise, to acquire any such interest. "Equity Interests" would include the shares of the Company's common stock that are to be transferred in the AREH Transaction (as defined below), and the Charter Amendment, if effectuated, would allow for the Board of Directors to consider approval of the transfer of the Company's common stock as more fully described in "The American Real Estate Holdings Transaction" below.



         In connection with this request, the Company has also been asked to waive the restrictions of Article Sixth with respect to the transfer of shares of the Company's common stock in the AREH Transaction (as defined below) whereby Arnos, Greenville, High Coast and High River would sell to American Real Estate Holdings L.P. ("AREH"), a subsidiary of AREP, and AREH would purchase all of the shares of the Company's common stock and Senior Notes held by them. (See "The American Real Estate Holdings Transaction" below.) Through his beneficial ownership and control of AREP, Mr. Ichan has a 86.1% beneficial ownership interest in AREH and is deemed to control AREH. If the Charter Amendment is approved by the Company's shareholders and implemented by the Company, the Board of Directors has been asked to approve the transfer of common stock in the AREH Transaction (as defined below). Subject to approval by the Company's shareholders, the Board of Directors has unanimously approved the Charter Amendment in the form of Annex A to this Proxy Statement to enable the Board of Directors of the Company to waive certain restrictions presently contained in Article Sixth, which restricts the transfer of Equity Interests to or by any Person who is, was or would become as a result of such transfer a "5 percent" shareholder of the Company. It is anticipated that the Charter Amendment will be implemented as soon as practicable following approval by the Company's shareholders.

REASONS FOR AMENDING THE RESTATED CERTIFICATE OF INCORPORATION


         In connection with the Plan of Reorganization of the Company, certain changes were made to our Certificate of Incorporation as are currently in effect. Among those changes was included an absolute prohibition on transfers of Equity Interests(1) to or by any Person(2) who is, or would become as a result of such transfer, a 5 percent shareholder within the meaning of 26 U.S.C.
Section 382 ("Section 382"). The restrictive language was initially adopted to ensure the Company would not have an "ownership change" within the meaning of
Section 382. An "ownership change" generally occurs if a 5 percent shareholder increases its stock ownership in the Company by more than 50 percentage points. In adopting the restrictive rule, the Company was most concerned about a special rule that applies to bankruptcy reorganizations which would prevent the Company from utilizing any of its net operating loss carryforwards, capital loss carryforwards and general business and alternative minimum tax credit carryforwards (the "Tax Benefits ") if there is an "ownership change" of the Company within two years after the bankruptcy effective date. Now that more than two years have passed since that date, the Company believes that an absolute restriction is no longer necessary and that transfers to or by 5 percent shareholders should be permitted so long as such transfers do not impair the any of the Company's Tax Benefits that were preserved following the Bankruptcy Proceeding.



         The restrictive language in the Restated Certificate of Incorporation with respect to Equity Interests was not adopted as an anti-takeover provision, but we recognize such restriction may have that unintended effect. The Board of Directors intended to restrict only those transfers which would impair the use of the Company's Tax Benefits. The Board believes that the Charter Amendment will give it the discretion to waive the restrictions upon the request of any shareholder (including Mr. Icahn's entities) where such waiver does not impair the Company's Tax Benefits, thereby enhancing the transferability of the Company's outstanding shares.


THE AMERICAN REAL ESTATE HOLDINGS TRANSACTION

           The Company has been advised that Arnos, High Coast and High River, beneficial owners of 49.9% of the Company's common stock and 100% of the Company's Senior Notes, have entered into an agreement (the "Purchase Agreement") with AREH, whereby the following will occur:

         (i) AREH will acquire 4,044,595 shares of the Company's common stock from Arnos at a price of $0.50 per share;

         (ii) AREH will acquire $54,909,000 in principal amount of the Company's Senior Notes due 2006 from High Coast at a price equal to 97.75% of the sum of the principal amount of such Senior Notes plus 100% of any interest unpaid but accrued on such Senior Notes through and inclusive of the closing date; and

         (iii) AREH will acquire 100% of the Greenville interest from Greenville's members, High River and Arnos, at a price equal to $92,388,844.50 (plus 100% of any interest unpaid but accrued on the Senior Notes held by Greenville through and inclusive of the closing date). Greenville currently holds 1,539,449 shares of the Company's common stock, and $93,728,000 in principal amount of the Senior Notes.

----------

(1) Includes Common Stock of the Company as defined in Article Sixth of the Restated Certificate of Incorporation.

(2)      Defined in Article Sixth of the Restated Certificate of Incorporation.

         The transaction described in (i), (ii) and (iii) above is referred to herein as the "AREH Transaction." As a result of the AREH Transaction, the public shareholders of AREP will, as a public group, be a new 5 percent shareholder, within the meaning of Section 382, of the Company. Mr. Icahn will continue to be a 5 percent shareholder of the Company as a result of his beneficial ownership of AREP.



         The aggregate consideration that AREH shall pay in connection with the AREH Transaction is $148,084,689.50. The consideration will be paid as follows:
(i) $55,642,475.00 will be paid to High River for its membership interest in Greenville, (ii) $2,022,297 will be paid to Arnos for the shares of the Company's common stock held by Arnos and $36,746,349.50 will be paid to Arnos for its interest in Greenville, and (iii) $53,673,547.50 will be paid to High Coast for the Company's Senior Notes held by High Coast. The Purchase Agreement also provides that the closing of the AREH Transaction is subject to two conditions expressly concerning the Company, as follows:


         (i)      the Company's shareholders shall approve the Charter
                  Amendment; and

         (ii) the subsequent waiver by the Company's Board of Directors of the applicability of Article Sixth of the Certificate of Incorporation to (a) the transactions contemplated under the Purchase Agreement, and (b) the transaction or series of transactions involving AREH's acquisition, purchase or otherwise becoming the beneficial owner of more than 50% of the issued and outstanding shares of common stock of the Company.


         If the Charter Amendment is approved by the Company's shareholders and subsequently implemented by the Company, the Board of Directors has been asked by Arnos, High Coast and Greenville to waive the restrictions of Article Sixth in connection with the transfer of common stock in the AREH Transaction. Assuming the Company's Board of Directors waives the restrictions of Article Sixth with respect to the AREH Transaction, the Company has been advised that as a condition to closing the AREH Transaction, AREH will purchase additional shares in the public market or in other transactions not involving the Company so as to increase AREH's ownership to greater than 50% of the outstanding common stock of the Company (the "Additional Purchases"). In connection with the AREH Transaction and the Additional Purchases, the Board of Directors will be provided with information which would enable the Board of Directors to make a determination regarding the effect that the AREH Transaction and the Additional Purchases would have, if any, on the Tax Benefits. Upon approval of the Charter Amendment by the Company's shareholders and in considering the request for a waiver of Article Sixth, the Company's Board of Directors will, prior to granting any such waiver, undertake its own independent evaluation.



         Furthermore, in connection with the Charter Amendment, the proposed AREH Transaction and the Additional Purchases, the Company has obtained an opinion of the Company's counsel, Baker Botts L.L.P., which is included as Annex B hereto, to the effect that, based upon the assumptions and limitations set forth in such opinion, the proposed AREH Transaction and the Additional Purchases should not, under current law, result in a limitation of the Tax Benefits as a result of Sections 382 or 383 of the Internal Revenue Code of 1986, as amended. The opinion of Baker Botts L.L.P. should be read carefully in its entirety for a description of the assumptions made, matters considered and limitations on review undertaken by Baker Botts L.L.P. The opinion of Baker Botts L.L.P. is directed to the Board of Directors of the Company. This opinion does not constitute a recommendation as to how any shareholder should vote with respect to the Charter Amendment. The opinion of Baker Botts L.L.P. represents and is based upon the best judgement of Baker Botts L.L.P. regarding the application of United States federal income tax laws arising under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court might agree with such contrary positions. Furthermore, no assurance can be given that future legislation, judicial or administrative changes, either on a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions reached in this opinion. The opinion is expressed as of the date therein, and Baker Botts L.L.P. is under no obligation to supplement or revise its opinion to reflect any changes in applicable law or in any information, document, covenant, statement, representation or assumption referenced therein that becomes untrue or incorrect. Individual shareholders of the Company are urged to consult and depend upon their own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to such shareholder incident to their owning shares of the Company's common stock.

INTERLOCKS AND RELATED PARTIES


         If the Charter Amendment is approved by the Company's shareholders, following the implementation of the Charter Amendment, the Company's Board of Directors will meet to determine whether the waiver requested pursuant to the AREH Transaction and the Additional Purchases will not act to impair the use of the Company's Tax Benefits. With respect to such determination, certain members of the Company's Board of Directors have affiliations with various of the entities involved in the AREH Transaction. Mr. Martin Hirsch is the Executive Vice President of AREH; Mr. Mitchell is an employee of affiliates of Arnos and High River. Mr. Wasserman is a member of the Board of Directors and audit committee of both (i) American Property Investors, Inc., the General Partner of AREP, and (ii) Cadus. Mr. Carl C. Icahn controls AREP and is the largest single shareholder of Cadus. Mr. Wasserman has informed the Company that he is serving both as a member of the audit committee and as chairman of the special committee of AREP which is considering the AREH Transaction. Accordingly, each of Messrs. Hirsch, Mitchell and Wasserman abstained from the vote recommending the approval of the Charter Amendment and have advised the Company that they will recuse themselves from voting on the request for a waiver incident to the transfer of the Company's common stock in the AREH Transaction.



         Arnos, High Coast, High River, Greenville, AREP and AREH are entities affiliated with and indirectly wholly owned by Carl C. Icahn. Following a closing of the AREH Transaction and the Additional Purchases, AREH will beneficially own in excess of 50% of the issued and outstanding common stock of the Company and 100% of its Senior Notes.


MATERIAL EFFECTS OF THE AMENDMENT


         As a result of the Charter Amendment, the equity interest of each shareholder of the Company will remain unchanged. The par value of the common stock will also remain unchanged. No change in the price per share for the Company's common stock is anticipated as a result of the amendment; however, it is not possible to predict the effect, if any, the announcement that an affiliate of the Company has acquired 100% of the Company's debt and additional shares of the Company's common stock will be viewed in the marketplace. No material federal income tax consequences related to the amendment are expected as a result of the Charter Amendment. However, no ruling from the Internal Revenue Service or opinion of counsel will be obtained regarding federal income tax consequences prior to its approval or implementation. Dissenting shareholders have no appraisal rights under Delaware law or the Company's Restated Certificate of Incorporation or Bylaws in connection with the approval of the amendment. However, the AREH Transaction and the Additional Purchases will result in AREH's owning greater than 50% of the Company's outstanding common stock following the closing of the AREH Transaction and the Additional Purchases. Assuming that the Charter Amendment is approved by the Company's shareholders and implemented, and the Board determines to permit the transfer of shares by Mr. Icahn's affiliates to AREH, the acquisition of shares of the Company's common stock by AREH in the AREH Transaction and the Additional Purchases will result in a change of control of the Company since AREH will own over 50% of the Company's outstanding shares. This would enable AREH to cause, without the vote of any other of the Company's shareholders, the adoption of measures by shareholders which require the affirmative vote of a majority of the outstanding shares of the Company's common stock. As the Company is not a party to the AREH Transaction and related agreements and is not buying or selling any assets or securities in connection with the Charter Amendment, the Board of Directors did not consider it necessary to obtain a fairness opinion as to the Charter Amendment.

VOTE REQUIRED

         Approval of the Charter Amendment to authorize the Company's Board of Directors to waive the restrictions affecting the transferability of Equity Interests contained in Article Sixth of the Company's Restated Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's common stock.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE CHARTER AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION, ENABLING THE COMPANY'S BOARD OF DIRECTORS TO APPROVE THE TRANSFER OF CERTAIN EQUITY INTERESTS WHICH MAY BE OTHERWISE RESTRICTED.

                PROPOSAL 3 - RATIFICATION OF INDEPENDENT AUDITORS


         KPMG LLP has been retained as our Company's independent auditors for the fiscal year 2003. One or more representatives of KPMG LLP are expected to be present at the meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.



         Fees approved by the Audit Committee for services rendered by KPMG LLP for the last fiscal year ended December 31, 2002 were as follows:



         (i)  Audit Fees -- $164,000;



         (ii) Financial Information Systems Design and Implementation Fees -- KPMG LLP did not render any professional services described in Paragraph
(e)(4)(ii) of Rule 2-01 of Regulation S-X (17 CFR 210.2-01); and



         (iii) All Other Fees - $68,000 which includes tax preparation and/or tax audit fees.



         The Audit Committee has considered whether the provisions of the services covered in (i) and (iii) is compatible with maintaining KPMG LLP's independence.


         Approval of the proposal to ratify the selection of KPMG LLP as our Company's independent auditors for the current fiscal year ending December 31, 2003 requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's common stock.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF KPMG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR 2003.

                       -----------------------------------

                              SHAREHOLDER PROPOSALS

         Shareholders who wish to include proposals for action at the Company's 2003 annual meeting of shareholders in next year's Proxy Statement must, in addition to other applicable requirements, cause their proposals to be received in writing by the Company at its address set forth on the first page of this Proxy Statement no later than January 7, 2004.

         In order for a member to bring other business before the Company's 2004 annual meeting of shareholders, timely notice must be received by the Company's Secretary no later than March 23,

2004. The notice must include a description of the proposed business, the reasons the shareholder believes support its position concerning the item and any other matters appropriate to the proposed business. These requirements are separate from and in addition to the requirements you must meet to have a proposal included in our Proxy Statement.

         Such proposals should be addressed to our Company's Secretary and may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.


                                 OTHER BUSINESS

         The Board of Directors knows of no other matters to come before the Meeting, other than those set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote all proxies given to them in accordance with their best judgment of such matters.


                                  ANNUAL REPORT


         A copy of the Company's Annual Report for the fiscal year ended December 31, 2002 is being mailed with this Proxy Statement to shareholders of record on ________, 2003; however, such report is not incorporated herein and are not deemed to be a part of this proxy solicitation material.

                                     ANNEX A


                         CERTIFICATE OF AMENDMENT TO THE
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           NATIONAL ENERGY GROUP, INC.

                     ---------------------------------------

                     PURSUANT TO SECTION 103 AND SECTION 242
                        OF THE GENERAL CORPORATION LAW OF
                              THE STATE OF DELAWARE

                     ---------------------------------------

         The undersigned, Bob G. Alexander, certifies that he is the President and Chief Executive Officer of National Energy Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), and does hereby further certify as follows:

         FIRST:  The name of the Corporation is National Energy Group, Inc.

         SECOND: This Certificate of Amendment to the Corporation's Amended and Restated Certificate of Incorporation was unanimously approved by the Board of Directors of the Corporation and thereafter duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         THIRD: Article SIXTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:


                  No Equity Interests of the Corporation nor instruments exchangeable for Equity Interests of the Corporation shall be permitted to be transferred to or by any Person who is, was or would become as a result of such transfer a "5-percent shareholder" within the meaning of 26 USC Section 382.



                  For purposes of the ARTICLE SIXTH, the term "Person" shall mean an individual, corporation, general partnership, limited partnership, association, joint stock company, joint venture, estate, trust, unincorporated organization, government, or any political subdivision thereof or other entity; and the term "Equity Interests" shall mean any share of Common Stock or other instruments evidencing an ownership interest in the Corporation, whether or not transferable, and any option, warrants or right, contractual or otherwise, to acquire any such interest.


                  The Board of Directors may authorize a waiver of the restrictions contained in this ARTICLE SIXTH and permit a transfer of a restricted Equity Interest, provided the Board of Directors shall undertake an inquiry and make a determination (based on the facts in existence at the time of such determination) that such transfer will not impair the Corporation's use of:


                  (i) net operating loss carryforwards (including any "net unrealized built-in loss," as defined under applicable law);

                  (ii)     capital loss carryforwards; and


                  (iii) general business and alternative minimum tax credit carryforwards (collectively with (i) and (ii) above the "Tax Benefits").


                  The Board of Directors may impose any conditions it deems reasonable and appropriate in connection with any waiver which results in an Equity Interest transfer including, without limitation, affixing a restrictive legend to the certificates representing the Equity Interest transferred that acts to limit the future transferability of such Equity Interest.

                  Notwithstanding anything to the contrary herein and the effect of any such waiver on the Tax Benefits, the Board of Directors shall be authorized to waive any of the provisions of this ARTICLE SIXTH; provided the Board of Directors shall make a determination that such a waiver is in the best interests of the Corporation at the time the waiver is authorized.

         IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to its Amended and Restated Certificate of Incorporation to be signed by Bob G. Alexander, its President and Chief Executive Officer, this ___ day of ________________, 2003.

                                        National Energy Group, Inc.


                                        By:
                                           -------------------------------------
                                           Bob G. Alexander
                                           President and Chief Executive Officer

                                     ANNEX B

                          OPINION OF BAKER BOTTS L.L.P.

                            [Baker Botts Letterhead]

July 11, 2003


National Energy Group, Inc.
Board of Directors
1400 One Energy Square
4925 Greenville Avenue
Dallas, Texas  75206

Gentlemen:

         You have asked our opinion in connection with the proposed acquisition by American Real Estate Holdings, L.P. ("AREH"), of common stock ("Common Stock") and debt of National Energy Group, Inc. ("NEG") from affiliates of Carl
C. Icahn ("Icahn"), as well as the acquisition by AREH of approximately 0.2% of issued and outstanding Common Stock from persons unaffiliated with Icahn (the acquisitions of the common stock and the debt are referred to as the "Purchases"). Specifically, you have a requested our opinion as to whether the Purchases would cause the net operating loss carryforwards, capital loss carryforwards, and general business and alternative minimum tax credit carryforwards of NEG, if any (the "Tax Attributes") to be limited by Sections 382 and 383. 3

         For purposes of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the following documents, and the statements, covenants, representations and warranties contained therein:

                  1. Schedule 13D's of NEG filed by Icahn (and affiliated persons) on December 4, 1998 and December 13, 2000;

                  2. Schedule 13G's of NEG filed by Kayne Anderson Capital Advisors LP (and affiliated persons) on March 5, 1998, March 10, 1998, August 11, 2000 and February 14, 2001;

                  3. AREP's 2002 Form 10-K filed March 31, 2003;

                  4. NEG's preliminary Proxy Statement dated July 11, 2003;

                  5. The Stock, Debt and LLC Interest Purchase Agreement dated May 16, 2003, by and between AREH (as purchaser) and Arnos Corp., High River Limited Partnership and High Coast Limited Partnership (as sellers).

         In connection with rendering this opinion, we have assumed or obtained representations from you (and are relying thereon without any independent investigation or review thereof) that:

                  1. For purposes of section 382(k)(6), the only "stock" of NEG outstanding after August 4, 2000 through the closing date of the Purchases is the Common Stock;


----------

(3) All section references are to the Internal Revenue Code of 1986, as amended.

                  2. Other than as provided in the Schedules 13D and 13G, and Form 10-K described above, after August 4, 2000, and until immediately prior to the Purchases, there have not been and will not be any increases or decreases in the ownership of Common Stock by "5% shareholders" of NEG, as that term is defined for purposes of section 382, either directly or indirectly, taking into account the rules of section 318 as they apply to section 382; and

                  3. Other than the Schedules 13D and 13G described above, no other Schedules 13D or 13G have been filed with respect to NEG after August 4, 2000;

                  4. Other than as described in the documents referenced above, no person owns or had owned, directly or indirectly, including by application of section 318 as it applies to section 382, any option that would be treated as having been exercised (for purposes of section 382(l)(3)(A)(iv)) at any time after August 4, 2000 until immediately prior to the Purchases if such person were a "5% shareholder" or would have been treated as a "5% shareholder" if such option was treated as having been exercised;

                  5. The closing date of the Purchases will be after August 4, 2003 and on or before October 31, 2003.

         Based upon and subject to the foregoing, we are of the opinion that the Purchases should not, under current law, result in a limitation of the Tax Attributes solely by application of sections 382 and 383.

         This opinion represents and is based upon our best judgement regarding the application of United States federal income tax laws arising under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court might agree with such contrary positions. Furthermore, no assurance can be given that future legislation, judicial or administrative changes, either on a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions reached in this opinion. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes in applicable law or in any information, document, covenant, statement, representation or assumption referenced herein that becomes untrue or incorrect.

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, applicable published rulings and procedures of the Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinion rendered herein and the tax consequences to NEG. In addition, as noted above, our opinion is based solely on the documents we have examined, the additional information we have obtained, and the representations that are being made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information are, or later become, inaccurate or if any of the representations made to us are, or later become, inaccurate.

         This opinion is furnished to you solely for your use in connection with NEG's preliminary Proxy Statement dated July 11, 2003. This opinion may not be relied on by any other person and it is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written consent. We hereby consent to the filing of this opinion as an exhibit to such proxy statement.

         Except as set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local or foreign, of the Purchases or any transaction related to the Purchases.


                                             Very truly yours,


                                             Baker Botts L.L.P.

                                   APPENDIX A

                                      PROXY


                             HOLDERS OF COMMON STOCK
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS



National Energy Group, Inc.             The undersigned, revoking any proxy heretofore given in connection with
4925 Greenville Avenue, Suite 1400      the shareholders' meeting described below, hereby appoints Randall D.
Dallas, TX 75206                        Cooley and Philip D. Devlin as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of National Energy Group, Inc.
                                        held of record by the undersigned on _________, 2003, at the annual meeting of stockholders to be held on ______, 2003 or any adjournment hereof.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES AND IN FAVOR OF ALL PROPOSALS.

 PROPOSAL 1. ELECTION          FOR all nominees listed below          WITHHOLD AUTHORITY
   OF DIRECTORS                EXCEPT as marked to the contrary       to vote for all nominees listed
                               below                     [ ]          below                   [ ]

          [ ] Bob G. Alexander [ ] Martin L. Hirsch [ ] Robert H. Kite

                  [ ] Robert J. Mitchell [ ] Jack G. Wasserman

     (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                     WRITE THE NOMINEE'S NAME IN THE SPACE PROVIDED HERE.)

                ------------------------------------------------

PROPOSAL 2. AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION ENABLING THE
         COMPANY'S BOARD OF DIRECTORS TO APPROVE THE TRANSFER OF CERTAIN EQUITY INTERESTS WHICH MAY BE OTHERWISE RESTRICTED

                   [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

                 -----------------------------------------------

PROPOSAL 3. RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS
         OF NATIONAL ENERGY GROUP, INC.

                   [ ] FOR             [ ] AGAINST             [ ] ABSTAIN

                ------------------------------------------------

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR ALL NOMINEES" IN PROPOSAL 1, "FOR" PROPOSAL 2, "FOR" PROPOSAL 3, AND IN ACCORDANCE WITH THE DIRECTION OF THE PERSON VOTING THIS PROXY WITH RESPECT TO ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.


        YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE THEREON.

         [Stockholder Name]
         [Address]          Please sign below exactly as name appears. When
                            shares are held by joint tenants, both should sign.
                            When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
                            If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



                                              ----------------------------------
     DATED _____________________, 2003        Signature if held jointly


     PLEASE MARK, SIGN, DATE AND              ----------------------------------
     RETURN THE PROXY CARD PROMPTLY           Signature
     USING THE ENCLOSED ENVELOPE